EXHIBIT 10.9


                              AMENDMENT NO.1 TO THE
              SCHOLASTIC CORPORATION MANAGEMENT STOCK PURCHASE PLAN
               (Amended and Restated Effective December 15, 1999)



         WHEREAS, Scholastic Corporation (the "Company") has established the Management Stock Purchase Plan, amended and restated effective as of December 15, 1999 (the "Plan"); and

         WHEREAS, pursuant to the authority delegated to it by the Board of Directors of the Company and pursuant to Article 11 of the Plan, the Human Resources and Compensation Committee of the Board of Directors has the authority to amend the Plan;


         NOW, THEREFORE, the Plan is amended effective July 18, 2001 as follows:

Section 2.12 of the Plan is deleted in its entirety and is replaced by a new
Section 2.12, to read as follows:

                  2.12 COST - the cost of purchasing an RSU under the Plan as of an Award Date, shall be as determined by the Committee in its sole discretion, but in no event less than seventy-five (75%) percent of the lowest Fair Market Value of a share of Common Stock during the fiscal quarter immediately preceding the Award Date. The cost shall be established as of the applicable Award Date and shall remain in effect unless modified by the Committee at least thirty (30) days prior to the applicable Award Date. Effective as of the first Award Date occurring after January 1, 2002 until modified by the Committee, the cost shall be seventy-five (75%) percent of the lowest Fair Market Value of a share of Common Stock during the fiscal quarter immediately preceding the Award Date.


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